Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 24 to Registration Statement No. 33-66528 of Old Westbury Funds, Inc., comprising Old Westbury Large Cap Equity Fund, Old Westbury Mid Cap Equity Fund, Old Westbury International Fund, Old Westbury Fixed Income Fund and Old Westbury Municipal Bond Fund on Form N-1A under the Securities Act of 1933 of our report dated December 23, 2004, appearing in the annual report to shareholders for the fiscal year ended October 31, 2004, incorporated by reference in the Statement of Additional Information. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and under the headings “Fund Counsel, Independent Counsel and Independent Registered Public Accounting Firm” and “ Financial Information” in the Statement of Additional Information, which are part of such registration statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois

January 26, 2005